Mail Stop 6010


								March 20, 2006


Mr. Henry Houston
Chief Financial Officer
Remote Knowledge, Inc.
3657 Briarpark, Suite 100
Houston, Texas 77042

	Re:	Remote Knowledge, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 333-106247

Dear Mr. Houston:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant